UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM T-1

STATEMENT OF ELIGIBILITY

UNDER THE TRUST INDENTURE ACT OF 1939 OF A

CORPORATION DESIGNATED TO ACT AS TRUSTEE

CHECK IF AN APPLICATION TO DETERMINE

ELIGIBILITY OF A TRUSTEE PURSUANT TO

SECTION 305(b)(2) ☒

THE BANK OF NEW YORK MELLON

TRUST COMPANY, N.A.

(Exact name of trustee as specified in its charter)

95-3571558
(State of incorporation if not a U.S. national bank)	(I.R.S. employer identification no.)

700 South Flower Street Suite 500 Los Angeles, California	90017
(Address of principal executive offices)	(Zip code)

Evelyn T. Furukawa

700 South Flower Street, Suite 500

Los Angeles, California 90017

213.630.6463

(Name, address and telephone number of agent for service)

Comstock Resources, Inc.

(Exact name of obligor as specified in its charter)

Nevada	94-1667468
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5300 Town and Country Blvd., Suite 500 Frisco, Texas	75034
(Address of principal executive offices)	(Zip code)

COMSTOCK OIL & GAS, LP

(Exact name of obligor as specified in its charter)

Nevada	75-2272352
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5300 Town and Country Blvd., Suite 500 Frisco, Texas	75034
(Address of principal executive offices)	(Zip code)

COMSTOCK OIL & GAS-LOUISIANA, LLC

(Exact name of obligor as specified in its charter)

Nevada	26-0012430
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5300 Town and Country Blvd., Suite 500 Frisco, Texas	75034
(Address of principal executive offices)	(Zip code)

COMSTOCK OIL & GAS GP, LLC

(Exact name of obligor as specified in its charter)

Nevada	NOT APPLICABLE
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5300 Town and Country Blvd., Suite 500 Frisco, Texas	75034
(Address of principal executive offices)	(Zip code)

COMSTOCK OIL & GAS INVESTMENTS, LLC

(Exact name of obligor as specified in its charter)

Nevada	90-0155903
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5300 Town and Country Blvd., Suite 500 Frisco, Texas	75034
(Address of principal executive offices)	(Zip code)

COMSTOCK OIL & GAS HOLDINGS, INC.

(Exact name of obligor as specified in its charter)

Nevada	75-2968982
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

5300 Town and Country Blvd., Suite 500 Frisco, Texas	75034
(Address of principal executive offices)	(Zip code)

Debt Securities

(9  1/2% Senior Notes due 2020)

1.	General information. Furnish the following information as to the trustee:

(a)	Name and address of each examining or supervising authority to which it is subject.

Name	Address
Comptroller of the Currency United States Department of the Treasury	Washington, D.C. 20219

Federal Reserve Bank	San Francisco, California 94105

Federal Deposit Insurance Corporation	Washington, D.C. 20429

(b)	Whether it is authorized to exercise corporate trust powers.

Yes.

2.	Affiliations with Obligor.

If the obligor is an affiliate of the trustee, describe each such affiliation.

None.

3-15.	Not applicable.

16.	List of Exhibits.

Exhibits identified in parentheses below, on file with the Commission, are incorporated herein by reference as an exhibit hereto, pursuant to Rule 7a-29 under the Trust Indenture Act of 1939 (the “Act”) and 17 C.F.R. 229.10(d).

1.	A copy of the articles of association of The Bank of New York Mellon Trust Company, N.A. (Exhibit 1 to Form T-1 filed as Exhibit 25.1 to the Registration Statement on Form S-3 File No. 333-121948 and Exhibit 1 to Form T-1 filed as Exhibit 25.1 to the Registration Statement on Form S-3 No. 333-152875).

2.	A copy of certificate of authority of the trustee to commence business. (Exhibit 2 to Form T-1 filed as Exhibit 25.1 to the Registration Statement on Form S-3 File No. 333-152875).

3.	A copy of the authorization of the trustee to exercise corporate trust powers. (Exhibit 3 to Form T-1 filed as Exhibit 25.1 to the Registration Statement on Form S-3 File No. 333-152875).

4.	A copy of the existing by-laws of the trustee. (Exhibit 4 to Form T-1 filed as Exhibit 25.1 to the Registration Statement on Form S-3 File No. 333-152875).

6.	The consent of the trustee required by Section 321(b) of the Act.

7.	A copy of the latest report of condition of the trustee published pursuant to law or to the requirements of its supervising or examining authority.

SIGNATURE

Pursuant to the requirements of the Act, the trustee, The Bank of New York Mellon Trust Company, N.A., a banking association organized and existing under the laws of the United States of America, has duly caused this statement of eligibility to be signed on its behalf by the undersigned, thereunto duly authorized, all in The City of Houston, and State of Texas, on the 5th day of June, 2012.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

By:	/s/ Julie Hoffman-Ramos
Name: Julie Hoffman-Ramos Title: Vice President